Exhibit 99.1

Investor Relations:	May 3, 2017 Southern Copper Corporation (NYSE and BVL: SCCO)

Raul Jacob +(602) 264-1375 Rodrigo Sandoval +(5255) 1103-5350 southerncopper@southernperu.com.pe www.southerncoppercorp.com

•    1Q17 net sales were $1,583.9 million, 27.2% higher than 1Q16 due to higher sales volume in copper (+3.9%), zinc (+6.8%) and silver (+3.6%), as well as higher prices in copper (+25.0%), moly (+46.9%), zinc (+65.8%) and silver (+17.4%).

•             1Q17 net income was $314.4 million, 82.8% higher than 4Q16 net income of $172.0 million and 69.9% higher than 1Q16 net income of $185.1 million. Net income margin in 1Q17 was 19.9% compared with 12.3% in 4Q16 and 14.9% in 1Q16. These increases were due to higher sales and a more competitive unit cost.

•             1Q17 adjusted EBITDA was $722.3 million, 50.2% higher than 1Q16 adjusted EBITDA of $481.0 million. The adjusted EBITDA margin in 1Q17 was 45.6% compared with 38.6% in 1Q16.

•             Zinc production: Zinc production increased 3.2% to 18,597 tons in 1Q17 compared with 1Q16 due to better results at our underground operations.

•             Operating cash cost per pound of copper net of by-product revenues was $0.88 in 1Q17, an improvement of 10% compared to $0.98 in 1Q16. This cost decrease is mainly due to operational efficiencies and higher by-product revenues.

•             Cash flow from operating activities was $490.1 million, a 664.6% increase when compared to $64.1 million in 1Q16. This improvement results from the strong cash generation of our operations after stabilizing working capital needs required by the Buenavista expansion.

•             Capital investments in 1Q17 were $245.6 million mainly for the Toquepala expansion. These investments are in line with our growth program aiming to produce 1.2 million tons of copper by 2021.

•             Illegal stoppage in our Peruvian Operations: In April, the unified labor union of SPCC workers and one of Toquepala’s unions began a stoppage, which was declared illegal by the Peruvian government. Even though the Company has always been in full compliance with the three-year labor agreements signed last year, these unions demanded a review of certain health and profit sharing benefits.  During the stoppage, the Company deployed its emergency plan to maintain production with the use of temporary contractors. The stoppage concluded on April 22 with only 1,418 tons of copper decrease of production and currently all our workforce have returned and operations are fully normalized.

•             Dividends: On April 27, 2017, the Board of Directors authorized a dividend of $0.12 per share payable on May 31, 2017, to shareholders of record at the close of business on May 17, 2017.

Mr. German Larrea, Chairman of the Board, commenting on the quarter´s results and the Company´s outlook said: “The continuing progress of our investment program is reflected in the consistent reduction of our unit cash cost and in our strong production volumes.  The Toquepala expansion is on time and on budget and has reached a progress level of 58% and is expected to start production by the 2Q18.  This expansion will add 100,000 tons of annual copper production as well as significant amounts of molybdenum. With the Toquepala expansion project moving forward on schedule we will arrive to a production level of one million tons by 2019.

We expect that our new generation of projects to increase production to 1.5 million tons in the next seven years, will maintain this positive trend to continue in the foreseeable future with projects providing value to our shareholders, our workers, the governments of Mexico and Peru and the local communities.”

Key Financial Data

			Variance			Variance
	1Q17	1Q16	$	%	4Q16	$	%
Sales	$1,583.9	$1,245.1	$338.8	27.2%	$1,398.9	$185.0	13.2%
Cost of sales	843.8	726.8	117.0	16.1%	724.2	119.6	16.5%
Operating income	570.4	346.2	224.2	64.8%	470.5	99.9	21.2%
Net income	$314.4	$185.1	$129.3	69.9%	$172.0	142.4	82.8%
Net income margin	19.9%	14.9%	5.0pp	33.6%	12.3%	7.6pp	61.8%
Adjusted EBITDA	722.3	481.0	241.3	50.2%	620.7	101.6	16.4%
Adjusted EBITDA margin	45.6%	38.6%	7.0pp	18.1%	45.0%	0.6pp	1.3%
Income per share	$0.41	$0.24	$0.17	70.8%	$0.22	$0.19	86.4%
Capital investments	$245.6	$223.3	22.3	10.0%	$277.9	$(32.3)	(11.6)%

Note: Figures in millions except per share amounts and %’s.

Capital Investments

Mexican Projects

Buenavista Projects — Sonora: These projects are increasing copper production from 180k MT to 500k MT. The Buenavista program was completed on time and $100 million below our budget. This program also includes the Crushing, Conveying and Spreading System for Leachable Ore (Quebalix IV), which has been completed on time at an estimated cost of $327 million, which is $117 million below our budget of $444 million. This project will reduce processing time as well as mining and hauling costs, increasing production by improving SX-EW copper recovery. The installed conveyor system is operating steadily.

Peruvian Projects

We currently have five copper projects in Peru with a total capital investment for these projects of $ 2,900 million out of which $1,206 million have been invested.

Toquepala Expansion Project — Tacna: This $1.2 billion project includes a new-state-of-the-art concentrator which will increase annual copper production by 100k MT to 217k MT in 2018 and 260k MT in 2019, and will also increase annual molybdenum production by 3,100 tons. Through March 31, 2017, we have invested $623.4 million in the project. The project has reached 58% progress and is expected to be completed by the 2Q18.

Toquepala High Pressure Grinding Roll (HPGR) system: The main objective of this project is to ensure that our existing concentrator will operate at its maximum milling capacity of 60,000 tons per day, even with an increase of the ore material hardness index. Additionally, recoveries will be improved and production enhanced with improved ore crushing. The budget for this project is $40 million and we have invested $27.6 million as of March 31, 2017. This project is expected to be completed by the 1Q18.

Cuajone´s Heavy Mineral Management Optimizing Project - Moquegua: The project consists of installing a primary crusher at the Cuajone mine pit with a conveyor system for moving the ore to the concentrator. The project aims to optimize the hauling process by replacing rail haulage, thereby reducing operating and maintenance costs as well as the environmental impact of the Cuajone mine. The crusher will have a processing capacity of 43.8 million tons per year. The main components, including the crusher and the 7 kilometer overland conveyor belt, have been acquired and assembled. As of March 31, 2017, we have invested $175.1 million in this project out of the approved capital budget of $215.5 million. The project has reached 91% progress and is expected to be completed in the 3Q17.

The Cuajone tailing thickeners project at the concentrator will replace two of the three existing thickeners with a new hi-rate thickener. The purpose is to streamline the concentrator flotation process and improve water recovery efficiency, increasing the tailings solids content from 54% to 61%, thereby reducing fresh water consumption and replacing it with recovered water. As of March 31, 2017, we have completed the engineering and procurement process and continued the excavation and civil works. As of March of 2017, we have invested $16.0 million in this project out of the approved capital budget of $30 million. The project has reached 74% progress and we expect it to be completed in the 2Q17.

Tia Maria: We have completed all engineering and have successfully obtained the approval of the environmental impact assessment. We are currently working to obtain the construction license for this 120k MT of copper per year SX-EW Greenfield project with a total capital budget of $1,400 million.

Conference Call

The Company’s first quarter earnings conference call will be held on Thursday, May 4, 2017, beginning at 11:00 AM — EST (10:00 AM Lima and Mexico City time).

To participate:

Dial-in number:           888-771-4371 in the U.S.

847-585-4405 outside the U.S.

Raul Jacob, SCC Vice President of Finance & CFO

Conference ID:            44880409 and “Southern Copper Corporation First Quarter 2017 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2017	2.65	2.65	7.74	1.26	17.45	1,219.36

1Q 2016	2.12	2.11	5.27	0.76	14.87	1,181.21
2Q 2016	2.15	2.13	6.89	0.87	16.83	1,259.36
3Q 2016	2.17	2.16	6.94	1.02	19.59	1,334.82
4Q 2016	2.40	2.39	6.58	1.14	17.12	1,217.98
Average 2016	2.21	2.20	6.42	0.95	17.10	1,248.34

Variance: 1Q17 vs. 4Q16	10.4%	10.9%	17.6%	10.5%	1.9%	0.1%
Variance: 1Q17 vs. 1Q16	25.0%	25.6%	46.9%	65.8%	17.4%	3.2%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2017	2016	%
Copper (tons)
Mined	213,741	221,629	(3.6)%
3rd party concentrate	8,433	8,121	3.8%
Total production	222,174	229,750	(3.3)%
Smelted	149,739	155,157	(3.5)%
Refined and Rod	207,645	215,131	(3.5)%
Sales	221,239	212,864	3.9%

Molybdenum (tons)
Mined	5,276	5,571	(5.3)%
Sales	5,242	5,602	(6.4)%

Zinc (tons)
Mined	18,597	18,024	3.2%
Refined	26,264	25,324	3.7%
Sales	26,979	25,252	6.8%

Silver (000s ounces)
Mined	3,986	3,994	(0.2)%
Refined	3,792	3,750	1.1%
Sales	4,248	4,101	3.6%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2017	2016	VAR %
	(in millions, except per share amounts)

Net sales:	$1,583.9	$1,245.1	27.2%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	843.8	726.8	16.1%
Selling, general and administrative	21.4	26.3	(18.6)%
Depreciation, amortization and depletion	153.4	135.3	13.4%
Exploration	5.1	10.5	(51.4)%
Other environmental expenses	(10.2)	—	100.0%
Total operating costs and expenses	1,013.5	898.9	12.7%

Operating income	570.4	346.2	64.8%

Interest expense, net of capitalized interest	(90.8)	(75.0)	21.1%
Other income (expense)	4.8	(0.5)	(1,060.0)%
Interest income	0.9	2.2	(59.1)%
Income before income tax	485.3	272.9	77.8%
Income taxes	176.2	92.3	90.9%
Net income before equity earnings of affiliate	309.1	180.6	71.2%
Equity earnings of affiliate	6.2	5.1	21.6%
Net Income	315.3	185.7	69.8%

Less: Net income attributable to non-controlling interest	0.9	0.6	50.0%

Net Income attributable to SCC	$314.4	$185.1	69.9%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.41	$0.24	70.8%
Dividends paid	$0.08	$0.03	166.7%

Weighted average shares outstanding (Basic and diluted)	773.0	773.9

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31	December 31,	March 31,
	2017	2016	2016
	(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$698.7	$546.0	$376.0
Restricted cash	—	3.6	4.3
Short-term investments	52.7	51.3	282.6
Accounts receivable	769.8	668.5	626.9
Inventories	979.9	1,010.4	931.3
Other current assets	272.7	286.3	237.9
Total current assets	2,773.8	2,566.1	2,459.0

Property, net	8,755.9	8,766.5	8,400.5
Related parties receivable	—	—	111.2
Leachable material, net	848.2	806.9	770.0
Intangible assets, net	155.5	154.2	155.2
Deferred income tax	771.8	727.3	672.4
Other assets	217.8	213.3	239.4
Total assets	$13,523.0	$13,234.3	$12,807.7

LIABILITIES
Current liabilities:
Accounts payable	505.7	584.2	704.2
Income taxes	163.0	185.1	9.5
Accrued workers’ participation	159.1	125.4	99.4
Other accrued liabilities	161.7	104.3	169.6
Total current liabilities	989.5	999.0	982.7

Long-term debt	5,954.9	5,954.2	5,952.1
Deferred income taxes	195.0	162.6	228.4
Other liabilities	37.3	31.1	39.3
Asset retirement obligation	222.3	216.5	197.0
Total non-current liabilities	6,409.5	6,364.4	6,416.8

EQUITY
Stockholders’ equity:
Common stock	3,369.3	3,367.0	3,362.5
Treasury stock	(2,989.7)	(2,987.6)	(2,966.3)
Accumulated comprehensive income	5,705.1	5,452.9	4,975.1
Total stockholders’ equity	6,084.7	5,832.3	5,371.3
Non-controlling interest	39.3	38.6	36.9
Total equity	6,124.0	5,870.9	5,408.2

Total liabilities and equity	$13,523.0	$13,234.3	$12,807.7

As of March 31, 2017, December 31, 2016 and March 31, 2016 there were 773.0 million, 773.0 million and 773.7 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2017	2016
	(in millions)

OPERATING ACTIVITIES
Net income	$315.3	$185.7
Depreciation, amortization and depletion	153.4	135.3
Deferred income tax	(16.8)	(22.0)
Change in operating assets and liabilities	3.4	(238.9)
Other, net	34.8	4.0
Net cash provided by operating activities	490.1	64.1

INVESTING ACTIVITIES
Capital investments	(245.6)	(223.3)
Sale (purchase) of short-term investment, net	(1.4)	320.8
Other, net	0.4	0.8
Net cash used in investing activities	(246.6)	98.3

FINANCING ACTIVITIES
Dividends paid	(61.8)	(23.2)
Distributions to non-controlling interest	—	—
SCC common shares buyback	—	(53.7)
Other	—	—
Net cash provided by (used in) financing activities	(61.8)	(76.9)

Effect of exchange rate changes on cash	(29.0)	16.0

Increase (decrease) in cash and cash equivalents	$152.7	$101.5

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBTDA to Net Income attributable to SCC and Operating Cash Cost and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

	First Quarter
Reconciliation of Net Income attributable to SCC to adjusted EBITDA	2017	2016
Net income attributable to SCC	$314.4	$185.1
Add:
Net income attributable to the non-controlling interest	0.9	0.6
Income taxes	176.2	92.3
Interest expense	90.8	75.0
Environmental remediation	(10.2)	—
Depreciation, amortization and depletion	153.4	135.3
Fuel tax refund	3.9	—
Less:
Equity earnings of affiliate	(6.2)	(5.1)
Interest income	(0.9)	(2.2)
Adjusted EBITDA	$722.3	$481.0

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Net Income attributable to SCC to Operating	1st quarter 2017		1st quarter 2016		4t quarter 2016
Cash Cost per pound before by-product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) — GAAP	$843.8	184.6	$726.8	152.0	724.2	149.7
Add:
Selling, general and administrative expenses	21.4	4.7	26.3	5.5	21.8	4.5
Treatment and refining charges net of sales premiums	5.3	1.2	0.1	—	8.7	1.8
Less:
Workers participation	(47.0)	(10.3)	(30.6)	(6.4)	(38.3)	(7.9)
Purchased concentrates from third parties	(77.4)	(16.9)	(99.9)	(20.9)	(52.4)	(10.8)
Other charges	(50.8)	(11.2)	(15.7)	(3.3)	(13.8)	(2.9)
Inventory change	(15.6)	(3.4)	65.4	13.7	68.3	14.1
Operating cash cost before by-product revenues	$679.7	148.7	$672.4	140.6	718.5	148.5
Less by-product revenues	(275.9)	(60.4)	(203.3)	(42.5)	(249.8)	(51.6)
Operating cash cost net of by-product revenues	403.8	88.3	469.1	98.1	468.7	96.9
Total pounds of copper produced, in millions		457.0		478.2		483.9